Exhibit 3.1(b)

Regulations of Park National Corporation

[This document represents the Regulations of
Park National Corporation in compiled
form incorporating all amendments,
including the amendments adopted and approved by the
Board of Directors of Park National Corporation
on October 23, 2023]

i

REGULATIONS
OF
PARK NATIONAL CORPORATION

i

3.04	Chairman of the Board	19
3.05	President	19
3.06	Vice Presidents	20
3.07	Secretary	20
3.08	Treasurer	20

	ARTICLE FOUR SHARES
4.01	Certificates	20
4.02	Transfers	21
4.03	Transfer Agents and Registrars	21
4.04	Lost, Wrongfully Taken or Destroyed Certificates	21

	ARTICLE FIVE INDEMNIFICATION AND INSURANCE
5.01	Mandatory Indemnification	21
5.02	Court-Approved Indemnification	22
5.03	Indemnification for Expenses	22
5.04	Determination Required	22
5.05	Advances for Expenses	23
5.06	Article FIVE Not Exclusive	23
5.07	Insurance	23
5.08	Certain Definitions	24
5.09	Venue	24
5.10	Laws and Regulations	24

	ARTICLE SIX MISCELLANEOUS
6.01	Amendments	25
6.02	Action by Shareholders or Directors Without a Meeting	25
6.03	Section 1701.831 of the Ohio Revised Code Not Applicable	25

ii

REGULATIONS

OF

PARK NATIONAL CORPORATION

ARTICLE ONE

MEETINGS OF SHAREHOLDERS

Section 1.01. Annual Meetings. The annual meeting of the shareholders for the election of directors, for the consideration of reports to be laid before such meeting and for the transaction of such other business as may properly come before such meeting, shall be held on the third Monday of April in each year or on such other date as may be fixed from time to time by the directors.

Section 1.02. Calling of Meetings. Meetings of the shareholders may be called only by the chairman of the board, the president, or, in case of the president's absence, death, or disability, the vice president authorized to exercise the authority of the president; the secretary; the directors by action at a meeting, or a majority of the directors acting without a meeting; or the holders of at least twenty-five percent of all shares outstanding and entitled to vote thereat.

Section 1.03. Place of Meetings. All meetings of shareholders shall be held at the principal office of the corporation, unless otherwise provided by action of the directors. Meetings of shareholders may be held at any place within or without the State of Ohio.

Section 1.04. Notice of Meetings.

(A) Written notice stating the time, place and purposes of a meeting of the shareholders shall be given either by personal delivery or by mail, overnight delivery service, or any other means of communication authorized by the shareholder to whom the notice is given, not less than ten nor more than 60 days before the date of the meeting (i) to every shareholder of record entitled to notice of the meeting (ii) by or at the direction of the president, the secretary, or another officer expressly authorized by action of the directors to give such notice. If mailed or sent by overnight delivery service, such notice shall be addressed to the shareholder at such shareholder’ s address as it appears on the records of the corporation. If sent by another means of communication authorized by the shareholder, the notice shall be sent to the address furnished by the shareholder for those transmissions. Notice of adjournment of a meeting need not be given if the time and place to which it is adjourned are fixed and announced at such meeting. In the event of a transfer of shares after the record date for determining the shareholders who are entitled to receive notice of a meeting of shareholders, it shall not be necessary to give notice to the transferee. Nothing herein contained shall prevent the setting of a record date in the manner provided by law, the Articles or the Regulations for the determination of shareholders who are entitled to receive notice of or to vote at any meeting of shareholders or for any purpose required or permitted by law. [Amended April 17, 2006 by Shareholders.]

(B) Upon request in writing delivered either in person or by registered mail to the president or the secretary, specifying the purpose or the purposes for which the persons properly making such request have called a meeting of shareholders, that officer shall forthwith cause to be given to the shareholders entitled thereto notice of a meeting to be held on a date not less than ten nor more than 60 days after the receipt of such request, as the officer may fix. If the notice is not given within 15 days after the receipt of such request by the president or the secretary, then the persons properly calling the meeting may fix the time of the meeting and give notice thereof in accordance with Section 1.04(A), or cause the notice to be so given by any designated representative. [Amended April 17, 2006 by Shareholders.]

Section 1.05. Waiver of Notice. Notice of the time, place and purpose or purposes of any meeting of shareholders may be waived in writing, either before or after the holding of such meeting, by any shareholders, which writing shall be filed with or entered upon the records of such meeting. The attendance of any shareholder, in person or by proxy, at any such meeting without protesting the lack of proper notice, prior to or at the commencement of the meeting, shall be deemed to be a waiver by such shareholder of notice of such meeting.

Section 1.06. Quorum. At any meeting of shareholders, the holders of a majority of the voting shares of the corporation then outstanding and entitled to vote thereat, present in person or by proxy, shall constitute a quorum for such meeting. The holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, or the chairman of the board, the president, or the officer of the corporation acting as chairman of the meeting, may adjourn such meeting from time to time, and if a quorum is present at such adjourned meeting any business may be transacted as if the meeting had been held as originally called.

Section 1.07. Votes Required. At all elections of directors, the candidates receiving the greatest number of votes shall be elected. Any other matter submitted to the shareholders for their vote shall be decided by the vote of such proportion of the shares, or of any class of shares, or of each class, as is required by law, the Articles or the Regulations.

Section 1.08. Order of Business; Notice of Shareholder Business to be Brought Before a Meeting of Shareholders.

[Amended October 23, 2023 by Board of Directors.]

(A) The order of business at any meeting of shareholders shall be determined by the officer of the corporation acting as the chair of such meeting of shareholders unless otherwise determined by the vote of the holders of a majority of the voting shares of the corporation then outstanding, present in person or by proxy, and entitled to vote on every matter that is to be voted on at such meeting of shareholders.

(B) At an annual meeting of the shareholders, only such business shall be conducted or considered as is properly brought before the annual meeting of shareholders. To be properly brought before an annual meeting of shareholders, business must be (1) specified in the notice of meeting (or any supplement thereto) given in accordance with Section 1.04 of the

Regulations, (2) otherwise properly brought before the annual meeting of shareholders by the chair of the meeting or by or at the direction of the board of directors, or (3) otherwise properly requested to be brought before the annual meeting of shareholders by a shareholder of the corporation in accordance with this Section 1.08. For the avoidance of doubt, the foregoing clause (3) shall be the exclusive means for a shareholder to bring business before an annual meeting of the shareholders (other than proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”) (or any successor rule)), and included in the notice of meeting given by or at the direction of the board of directors.

(C) For business to be properly requested by a shareholder to be brought before an annual meeting of shareholders, the shareholder must (1) be a shareholder of the corporation of record (a) at the time of the giving of the notice for such annual meeting of shareholders as provided for in this Section 1.08, (b) on the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting of shareholders, and (c) at the time of the annual meeting of shareholders, (2) be entitled to vote at such annual meeting of shareholders and (3) have given timely written notice of the request to the secretary of the corporation. In addition, for proposals of business to be properly requested by a shareholder to be brought before an annual meeting of shareholders, such proposals of business must relate to an item of business that (x) is a proper subject for shareholder action under the corporation’s Articles, the Regulations, and applicable law and (y) is not expressly reserved for action by the board of directors under the corporation’s Articles, the Regulations, or applicable law.

(D) To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the anniversary of the previous year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting of shareholders is held on a date more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder, to be timely, must be so delivered, or mailed and received, not earlier than the 90th day prior to such annual meeting of shareholders and not later than the 60th day prior to such annual meeting of shareholders or, if the first Public Announcement (as defined in Section 1.08(O) of the Regulations) of such annual meeting of shareholders is less than 100 days prior to the date of such annual meeting of shareholders, not later than the 10th day following the day on which Public Announcement is first made by the corporation. Under no circumstances shall any adjournment or postponement of an annual meeting of shareholders or the announcement thereof commence a new time period (or extend any time period) for the giving of timely notice as described in this Section 1.08.

(E) A shareholder’s notice to the secretary of the corporation must set forth in writing the information described in paragraphs (a) and (b) below as to each matter the shareholder proposes to bring before the annual meeting of shareholders, which must be updated and supplemented, if necessary, so that the information provided or required to be provided will be true and correct as of (1) the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting of shareholders and (2) the date that is five business days prior to the annual meeting of shareholders or any adjournment or postponement thereof. For the avoidance of doubt, a shareholder shall not be entitled to make additional or substitute proposals following the expiration of the time periods set forth in this Section 1.08. The obligation to update and supplement as set forth in this Section 1.08(E) or any other provision of the Regulations shall not cure or limit the corporation’s rights with respect to any deficiencies in any notice provided by a shareholder, extend any applicable deadlines under this Section 1.08 or under any other provision of the Regulations or enable or be deemed to permit a shareholder who has previously submitted notice under this Section 1.08 or under any other provision of the Regulations to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business and/or resolutions proposed to be brought before an annual meeting of the shareholders.

(a) As to each item of business that the shareholder giving the notice proposes to bring before the annual meeting of shareholders, a shareholder’s notice must set forth:

(i) a description in reasonable detail of the business desired to be brought before the annual meeting of shareholders, the reasons for conducting such business at the annual meeting of shareholders, and the reasons why such Proposing Person (as defined in paragraph (b) below) believes that taking the action or actions proposed would be in the best interests of the corporation and the shareholders of the corporation;

(ii) a description in reasonable detail of any material interest of any Proposing Person in such business, including any anticipated benefit to any Proposing Person therefrom, and a description in reasonable detail of all agreements, arrangements and understandings among the Proposing Persons or between any Proposing Person and any other person (including their names) in connection with the proposal, including without limitation any agreements that would be required to be disclosed by any Proposing Person or any other person pursuant to Item 5 or Item 6 of a Schedule 13D that would be filed pursuant to the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to the Proposing Person or other person);

(iii) the text of the proposal (including the text of any resolutions proposed for consideration); and

(iv) any other information relating to such business that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents by such Proposing Person in support of the business proposed to be brought before the annual meeting of shareholders.

(b) For purposes of this Section 1.08, each of the following shall be deemed a “Proposing Person”: (u) the shareholder providing the notice of business proposed to be brought before an annual meeting of shareholders; (v) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting of shareholders is given; (w) any Affiliate or Associate (each as defined in Rule 12b-2 under the Exchange Act (or any successor rule)) of such shareholder or beneficial owner; (x) any participant (as defined in paragraphs (a)(ii) through (a)(vi) of Instruction 3 to Item 4 of Schedule 14A (Rule 14a-101 under the Exchange Act) or any successor instructions) with such shareholder or beneficial owner in the solicitation of proxies in respect of any such proposed business; (y) any person controlling, controlled by or under common control with any person referred to in the preceding clauses (u) and (v); and (z) any person “acting in concert” with any person referred to in the preceding clauses (u) and (v). For purposes of this Section 1.08 and the other provisions of the Regulations, a person shall be deemed to be “acting in concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the corporation in parallel with, such other person where (I) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (II) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factor(s) may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in parallel; provided, however, that a person shall not be deemed to be “acting in concert” with any other person solely as a result of the solicitation or receipt of revocable proxies, or special meeting demands from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy statement filed on Schedule 14A. A person deemed to be “acting in concert” with another person shall be deemed to be “acting in concert” with any third party who is also “acting in concert” with such other person. A shareholder’s notice must set forth the following:

(i) the name and address of each Proposing Person (including, if applicable, the name and address that appear on the corporation’s books and records);

(ii) the class or series of shares and number of shares of the corporation that are directly or indirectly owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) or held of record by each Proposing Person (including any shares of any class or series of shares of the corporation as to which each Proposing Person has a right to acquire beneficial ownership, whether such right is exercisable immediately or only after the passage of time);

(iii) a representation that the shareholder giving the notice is a holder of record of shares of the corporation entitled to vote at the annual meeting of shareholders and intends to attend in person or by proxy at the annual meeting of shareholders to bring such business before the annual meeting of shareholders and as to whether any Proposing Person intends or is part of a group that intends (x) to deliver proxy materials to holders of at least the percentage of shares of the corporation entitled to vote and required to approve the proposal and/or (y) otherwise engage in or be a participant in a solicitation (within the meaning of Rule 14a-1(l) under the Exchange Act (or any successor rule)) of proxies in support of such proposed business, and, if so, identifying such Proposing Person;

(iv) (x) a description of the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act (or any successor rule)) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act (or any successor rule)) (together, a “Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value, dividend or amount of dividend or volatility of any class or series of shares of the corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the Proposing Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation (any of the foregoing, a “Derivative Interest”), and (y) a description of any agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of the corporation) that has been made by or on behalf of such Proposing Person, the effect or intent of any of the foregoing being to mitigate loss to, to reduce the economic risk (of ownership or otherwise) for, or to manage risk of changes in share price for, any Proposing Person or to increase or decrease the voting power or pecuniary or economic interest of such Proposing Person with respect to shares of the corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of shares of the corporation, including without limitation any “put equivalent position” (as such term is defined in Rule 16a-1(h) under the Exchange Act (or any successor rule)) related to any shares of any class or series of shares of the corporation (any of the foregoing, a “Short Interest”); provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act (or any successor rule)) as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination, or otherwise include rights with an exercise or conversion privilege that is not fixed; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (or any successor rule) (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E) (or any successor rule)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer;

(v) any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has a right to vote any shares of the corporation or which has the effect of increasing or decreasing the voting power of such Proposing Person;

(vi) any other material relationship between such Proposing Person, on the one hand, and the corporation, any Affiliate of the corporation or any significant competitor of the corporation, on the other hand;

(vii) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the corporation, any Affiliate of the corporation or any significant competitor of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);
(viii) any proportionate interest in shares of the corporation or Derivative Interests or Short Interests relating to the corporation held, directly or indirectly, by a general partnership or a limited partnership in which such Proposing Person is a general partner or in which such Proposing Person beneficially owns, directly or indirectly, an interest in a general partner;

(ix) any material pending or threatened legal proceeding involving the corporation, any Affiliate of the corporation or any of their respective directors or officers (or persons holding comparable positions), to which such Proposing Person or any Affiliate of such Proposing Person is a party or material participant, or has an interest (other than an interest that is substantially the same as all shareholders of the corporation);

(x) any rights directly or indirectly held of record or beneficially by such Proposing Person to dividends on the shares of the corporation that are separated or separable from the underlying shares of the corporation;

(xi) any equity interests (including any equity interests as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future) or any Derivative Interests or Short Interests in any competitor (as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended) of the corporation held by such Proposing Person (provided that, solely for the purposes of this clause (xi), references to the words “the corporation” within the definitions of “Derivative Interests” and “Short Interests” shall be replaced with the words “such competitor”);

(xii) any performance-related fees (other than an asset-based fee) to which such Proposing Person or any Affiliate or immediate family member of such Proposing Person may be entitled as a result of any increase or decrease in the value of shares of the corporation or Derivative Interests or Short Interests;

(xiii) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) under the Exchange Act (or any successor rule) or an amendment pursuant to Rule 13d-2(a) under the Exchange Act (or any successor rule) if such a statement were required to be filed under the Exchange Act by such Proposing Person, if any; and

(xiv) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents by such Proposing Person in support of the business proposed to be brought before the annual meeting of shareholders.

(F) Business proposed to be brought by a shareholder may not be brought before the annual meeting of shareholders if such shareholder or any Proposing Person takes action contrary to the representations made in the shareholder notice applicable to such business or if the shareholder notice applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading, or if after being submitted to the corporation, the shareholder notice applicable to such business was not updated in accordance with the Regulations to cause the information provided in the shareholder notice to be true, correct and complete in all respects.

(G) Notwithstanding any notice of the annual meeting of shareholders sent to shareholders on behalf of the corporation, a shareholder must comply with this Section 1.08 to conduct business at any annual meeting of shareholders. If the shareholder’s proposed business is the same or relates to business brought by the corporation and included in the corporation’s notice of annual meeting of shareholders, the shareholder is nevertheless required to comply and give the shareholder’s own separate and timely written notice to the secretary of the corporation pursuant to this Section 1.08.

(H) Upon written request by the secretary of the corporation, the board of directors or any duly authorized committee thereof, a shareholder submitting a notice pursuant to this Section 1.08 proposing business to be brought before an annual meeting of shareholders shall provide, within five business days of delivery of such request (or such other period as may be specified in such request), such information reasonably required by the secretary of the corporation, the board of directors or any duly authorized committee thereof, acting in good faith, to update any information previously provided pursuant to this Section 1.08 or to determine compliance with this Section 1.08 by each Proposing Person or the accuracy and completeness of any notice or solicitation given or made on behalf of a Proposing Person. If a shareholder fails to provide such update, written verification or other information within such period, the information as to which written verification or other information was requested may be deemed not to have been provided in accordance with the requirements of this Section 1.08.

(I) For a notice pursuant to this Section 1.08 to comply with the requirements of this Section 1.08, each of the requirements of this Section 1.08 shall be directly and expressly responded to and a notice must clearly indicate and expressly reference to which provisions of this Section 1.08 the information disclosed is intended to be responsive. Information disclosed in one section of the notice in response to one provision of this Section 1.08 shall not be deemed responsive to any other provision of this Section 1.08 unless it is expressly cross-referenced to such other provision and it is clearly apparent how the information included in one section of the notice is directly and expressly responsive to the information required to be included in another section of the notice pursuant to this Section 1.08. A notice shall not be deemed to be in compliance with this Section 1.08 if it attempts to include the required information by incorporating by reference into the body of the notice any other document, writing or part thereof, including, but not limited to, any documents publicly filed with the Securities and Exchange Commission not prepared solely in response to the requirements of this Section 1.08. For the avoidance of doubt, statements purporting to provide global cross-references that purport to provide that all information provided shall be deemed to be responsive to all requirements of this Section 1.08 shall be disregarded and shall not satisfy the requirements of this Section 1.08.

(J) A shareholder submitting a notice pursuant to this Section 1.08, by such shareholder’s delivery to the corporation, represents and warrants that all information contained therein (including any information submitted regarding any Proposing Person), as of the deadline for submitting the notice, is true, accurate and complete in all respects and contains no false or misleading statements, and such shareholder acknowledges that such shareholder intends for the corporation and the board of directors to rely on such information as (1) being true, accurate and complete in all respects and (2) not containing any false or misleading statements. If the information submitted pursuant to this Section 1.08 by any shareholder proposing business to be brought before an annual meeting of shareholders shall not be true, correct and complete in all respects prior to the deadline for submitting the notice, such information may be deemed not to have been provided in accordance with this Section 1.08.

(K) Notwithstanding the foregoing provisions of the Regulations, a shareholder must also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 1.08. Nothing in this Section 1.08 shall be deemed to affect any rights of (1) shareholders to request inclusion of proposals in the corporation’s proxy materials pursuant to Rule 14a-8 under the Exchange Act (or any successor rule) or (2) the corporation to omit a proposal from the corporation’s proxy materials pursuant to Rule 14a-8 under the Exchange Act (or any successor rule). A shareholder is not entitled to have such shareholder’s proposal included in the corporation’s proxy materials solely as a result of such shareholder’s compliance with the foregoing provisions of this Section 1.08. If a shareholder does not attend the annual meeting of shareholders to present such shareholder’s proposal, such proposal will be disregarded (notwithstanding that proxies in respect of such proposal may have been solicited, obtained or delivered).

(L) At a special meeting of shareholders, only such business may be conducted or considered as is properly brought before the special meeting of shareholders. To be properly brought before a special meeting of shareholders, business must be (1) specified in the notice of the meeting (or any supplement thereto) given in accordance with Section 1.04 of the Regulations or (2) otherwise brought before the special meeting of shareholders by the presiding officer of the special meeting of shareholders, or by or at the direction of the board of directors.

(M) The determination of whether any business sought to be brought before any annual meeting of shareholders or any special meeting of the shareholders is properly brought before such meeting of shareholders in accordance with this Section 1.08 will be made by the presiding officer of such meeting of shareholders. If the presiding officer determines that any business is not properly brought before such meeting of shareholders, such presiding officer will so declare to the meeting of shareholders and any such business will not be conducted or considered.

(N) For purposes of this Section 1.08 and the other provisions of the Regulations, “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, Section 14 or Section 15(d) of the Exchange Act.

(O) For purposes of this Section 1.08 and the other provisions of the Regulations, “business day” shall mean any day that is not a Saturday or a Sunday, a federal or state legal holiday in the state of the corporation’s principal place of business, or a day on which banks in the city of the corporation’s principal place of business are required or permitted to close.

Section 1.09. Shareholders Entitled to Vote. Each shareholder of record on the books of the corporation on the record date for determining the shareholders who are entitled to vote at a meeting of shareholders shall be entitled at such meeting to one vote for each share of the corporation standing in his name on the books of the corporation on such record date. The directors may fix a record date for the determination of the shareholders who are entitled to receive notice of and to vote at a meeting of shareholders, which record date shall not be a date earlier than the date on which the record date is fixed and which record date may be a maximum of sixty days preceding the date of the meeting of shareholders.

Section 1.10. Cumulative Voting. [INTENTIONALLY OMITTED.] ~~If notice in writing shall be given by a shareholder to the president, a vice president or the secretary of the corporation, not less than forty-eight hours before the time fixed for holding a meeting of the shareholders for the purpose of electing directors if notice of such meeting shall have been given at least ten days prior thereto, and otherwise not less than twenty-four hours before such time, that such shareholder desires that the voting at such election shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the chairman or secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he possesses and to give one candidate as many votes as is determined by multiplying the number of directors to be elected by the number of votes to which such shareholder is entitled, or to distribute such number of votes on the same principle among two or more candidates, as he sees fit.~~ [Amended April 25, 2022 by Shareholders.]

Section 1.11. Proxies. At meetings of the shareholders, any shareholder entitled to vote thereat may be represented and may vote by a proxy or proxies appointed by a writing signed, or a verifiable communication authorized, by such shareholder, but such writing or verifiable communication must be filed with the secretary of the meeting before such proxy shall be allowed to vote thereunder. [Amended April 17, 2006 by Shareholders.]

Section 1.12. Inspectors of Election. In advance of any meeting of shareholders, the directors may appoint inspectors of election to act at such meeting or any adjournment thereof; if inspectors are not so appointed, the officer of the corporation acting as chairman of any such meeting may make such appointment. In case any person appointed as inspector fails to appear or act, the vacancy may be filled only by appointment made by the directors in advance of such meeting or, if not so filled, at the meeting by the officer of the corporation acting as chairman of such meeting. No other person or persons may appoint or require the appointment of inspectors of election.

ARTICLE TWO

DIRECTORS

Section 2.01. Authority and Qualifications. Except where the law, the Articles or the Regulations otherwise provide, all authority of the corporation shall be vested in and exercised by its directors. Directors must be shareholders of the corporation.

Section 2.02. Number of Directors and Term of Office.

(A) The number of directors of the corporation may be determined at a meeting of the shareholders called for the purpose of electing directors at which a quorum is present, by the affirmative vote of the holders of not less than a majority of the voting shares which are represented at the meeting, in person or by proxy, and entitled to vote on such proposal; or by resolution adopted by the affirmative vote of a majority of the directors then in office. Notwithstanding the foregoing, the number of directors shall in no event be fewer than five or more than sixteen and the directors may not increase the number of directors to a number which exceeds by more than two the number of directors last elected by the shareholders. [Amended April 21, 1997 by Shareholders.]

(B) The board of directors shall be divided into three classes as nearly equal in number as the then fixed number of directors permits, with the term of office of one class expiring each year. The election of each class of directors shall be a separate election. At the first meeting of shareholders, directors of one class shall be elected to hold office for a term expiring at the 1993 annual meeting, directors of another class shall be elected to hold office for a term expiring at the 1994 annual meeting and directors of another class shall be elected to hold office for a term expiring at the 1995 annual meeting. At the 1993 annual meeting of shareholders and each succeeding annual meeting, successors to the class of directors whose term then expires shall be elected to hold office for a three-year term. A director shall hold office until the annual meeting for the year in which his term expires and until his successor is duly elected and qualified, or until his earlier resignation, removal from office or death. In the event of any increase in the number of directors of the corporation, the additional directors shall be similarly classified in such a manner that each class of directors shall be as equal in number as possible. In the event of any decrease in the number of directors of the corporation, such decrease shall be effected in such a manner that each class of directors shall be as equal in number as possible.

(C) The directors may fill any director's office that is created by an increase in the number of directors.

(D) No reduction in the number of directors shall of itself have the effect of shortening the term of any incumbent director.

Section 2.03. Nominations of Directors; Election.

[Amended October 23, 2023 by Board of Directors.]

(A) Except as may be otherwise provided in the express terms of any outstanding preferred shares of the corporation, only persons who are nominated in accordance with this Section 2.03 shall be eligible for election at a meeting of shareholders of the corporation to be members of the board of directors.

(B) Nominations of persons for election as directors of the corporation may be made only at a meeting of shareholders (1) by or at the direction of the board of directors or a committee thereof, or (2) by any shareholder (a) who is a shareholder of record at the time of the giving of the notice provided for in this Section 2.03, on the record date for the determination of shareholders entitled to notice of and to vote at the meeting of shareholders, and at the time of the meeting of shareholders, (b) who is entitled to vote for the election of directors at such meeting of shareholders, (c) who nominates a number of nominees that does not exceed the number of directors that will be elected at such meeting of shareholders and (d) who gives timely written notice of the nomination(s) to the secretary of the corporation and otherwise complies with the procedures set forth in this Section 2.03.

(C) To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the corporation: (1) in the case of a special meeting of the shareholders, not less than 60 days nor more than 90 days prior to such special meeting of shareholders or not later than the 10th day following the day on which a Public Announcement is first made of the date of the special meeting of shareholders and of the nominees proposed by the board of directors to be elected at such special meeting of shareholders; or (2) in the case of an annual meeting of shareholders, not less than 60 days nor more than 90 days prior to the anniversary of the previous year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting of shareholders is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder, to be timely, must be delivered, or mailed and received, not earlier than the 90th day prior to such annual meeting of shareholders and not later than the 60th day prior to such annual meeting of shareholders or, if the first Public Announcement of such annual meeting of shareholders is less than 100 days prior to the date of such annual meeting of shareholders, not later than the 10th day following the day on which Public Announcement is first made by the corporation. Under no circumstances shall any adjournment or postponement of an annual meeting of shareholders or a special meeting of shareholders, or the announcement thereof, commence a new time period (or extend any time period) for the giving of timely notice as described in this Section 2.03(C). A shareholder’s notice to the secretary of the corporation must set forth in writing the information described in Section 2.03(D) below, which must be updated and supplemented, if necessary, so that the information provided or required to be provided will be true and correct as of (a) the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting of shareholders or the special meeting of shareholders, as applicable, and (b) the date that is five business days prior to the annual meeting of shareholders or the special meeting of shareholders, as applicable, or any adjournment or postponement thereof. For the avoidance of doubt, a shareholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in this Section 2.03. The obligation to update and supplement as set forth in this Section 2.03 or any other provision of the Regulations shall not cure or limit the corporation’s rights with respect to any deficiencies in any notice provided by a shareholder, extend any applicable deadlines under this Section 2.03 or under any other provision of the Regulations or enable or be deemed to permit a shareholder who has previously submitted notice under this Section 2.03 or under any other provision of the Regulations to amend or update any nomination or to submit any new nomination, including by changing or adding nominees proposed to be brought before a meeting of the shareholders.

(D) For purposes of this Section 2.03, each of the following shall be deemed a “Nominating Person”: (v) the shareholder providing the notice of the nomination proposed to be made at a meeting of shareholders; (w) the beneficial owner or beneficial owners, if different, on whose behalf the notice of nomination proposed to be made at a meeting of shareholders is given; (x) any Affiliate or Associate (each as defined in Rule 12b-2 under the Exchange Act (or any successor rule)) of such shareholder or beneficial owner; (y) any participant (as defined in paragraphs (a)(ii) through (a)(vi) of Instruction 3 to Item 4 of Schedule 14A (Rule 14a-101 under the Exchange Act), or any successor instructions) with such shareholder or beneficial owner in the solicitation of proxies in respect of any such proposed nomination; (z) any person controlling, controlled by or under common control with any person referred to in the preceding clauses (v) and (w); and (f) any person acting in concert with any person referred to in the preceding clauses (v) and (w). To be in proper form, for purposes of this Section 2.03, a shareholder’s notice to the secretary of the corporation must include:

(1) the information set forth in Section 1.08(E) of the Regulations (except that for purposes of this Section 2.03, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places where it appears in Section 1.08(E) of the Regulations and any reference to “business” or “proposal” therein will be deemed to be a reference to the “nomination” contemplated by this Section 2.03);

(2) as to each person whom the shareholder giving notice proposes to nominate for election or re-election as a director:

(a) all information with respect to such proposed nominee that would be required to be set forth in a shareholder’s notice pursuant to Section 2.03(D)(1) if such proposed nominee were a Nominating Person;

(b) all information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) under the Exchange Act to be made in connection with a general solicitation of proxies for, as applicable, an election of directors in a contested election (including such proposed nominee’s written consent to be named in the proxy materials as a nominee and to serve as a director if elected);

(c) a reasonably detailed description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings during the past three years, and any direct or indirect material interest in any material contract or agreement or any other material relationships, between or among the Nominating Person and such Nominating Person’s Affiliates and Associates or others acting in concert therewith, on the one hand, and each proposed nominee and such proposed nominee’s Affiliates, Associates or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 403 and Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission (or any successor rules) if the shareholder giving the notice or any other Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or an executive officer of such registrant;

(d) a completed questionnaire (in the form provided by the secretary of the corporation upon written request) with respect to the identity, background and qualifications of the proposed nominee and the background of any other person or entity on whose behalf the nomination is being made; and

(e) a written representation and agreement (in the form provided by the secretary of the corporation upon written request) that the proposed nominee (i) is qualified and, if elected, intends to serve as a director of the corporation for the entire term for which such proposed nominee is standing for election, (ii) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person as to how the proposed nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (y) any Voting Commitment that could limit or interfere with the proposed nominee’s ability to comply, if elected as a director of the corporation, with the proposed nominee’s fiduciary duties under applicable law, (iii) is not and will not become a party to any agreement, arrangement or understanding with any person other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the corporation, (iv) has disclosed to the corporation all actual and potential conflicts of interest of such proposed nominee with the corporation, and (v) if elected as a director of the corporation, the proposed nominee would be in compliance and will comply with all applicable corporate governance, ethics, conflict of interest, confidentiality, share ownership and trading policies and guidelines of the corporation.

The corporation may also require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility and qualifications of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(3) a representation regarding whether a Nominating Person intends, or is part of a group that intends, to solicit proxies in support of director nominees other than the corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act (or any successor rule), and, in the event that a Nominating Person so intends, or is part of a group that so intends, a written agreement (in the form provided by the secretary of the corporation upon written request), on behalf of such Nominating Person and any group of which such Nominating Person is a part, that complies with the requirements of Rule 14a-19 under the Exchange Act (or any successor rule). If such Nominating Person or the group of which such Nominating Person is a part fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act (or any successor rules), then the corporation shall disregard any proxies or votes solicited for such Nominating Person’s nominees. Upon request by the corporation, if such Nominating Person or the group of which such Nominating Person is a part provides notice pursuant to Rule 14a-19(a)(1) under the Exchange Act (or any successor rule), such Nominating Person shall deliver to the corporation, no later than five business days prior to the applicable meeting of shareholders, reasonable documentary evidence (as determined by the corporation or one of the corporation’s representatives, acting in good faith) that such Nominating Person has met the requirements of Rule 14a-19(a)(3) under the Exchange Act (or any successor rule).

(E) A nomination proposed to be brought by a shareholder may not be brought before a meeting of shareholders if such shareholder takes action contrary to the representations made in the shareholder notice applicable to such nomination or if the shareholder notice applicable to such nomination contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading, or if after being submitted to the corporation, the shareholder notice applicable to such nomination was not updated in accordance with this Section 2.03 to cause the information provided in the shareholder notice to be true, correct and complete in all respects.

(F) Notwithstanding any notice of a meeting of shareholders sent to shareholders on behalf of the corporation, a shareholder must comply with this Section 2.03 to propose director nominations at any meeting of shareholders.

(G) Upon written request by the secretary of the corporation, the board of directors or any duly authorized committee thereof, a shareholder submitting a notice pursuant to this Section 2.03 proposing a nominee for election to the board of directors to be brought before an annual meeting of shareholders shall provide, within five business days of delivery of such request (or such other period as may be specified in such request), such information reasonably required by the secretary of the corporation, the board of directors or any duly authorized committee thereof, acting in good faith, to update any information previously provided pursuant to this Section 2.03 or to determine compliance with this Section 2.03 by each Nominating Person or candidate whom a Nominating Person proposes to nominate for election as a director or the accuracy and completeness of any notice or solicitation given or made on behalf of a Nominating Person or candidate whom a Nominating Person proposes to nominate for election as a director. If a shareholder fails to provide such update, written verification or other information within such period, the information as to which written verification or other information was requested may be deemed not to have been provided in accordance with the requirements of this Section 2.03.

(H) For a notice pursuant to this Section 2.03 to comply with the requirements of this Section 2.03, each of the requirements of this Section 2.03 shall be directly and expressly responded to and a notice must clearly indicate and expressly reference to which provisions of this Section 2.03 the information disclosed is intended to be responsive. Information disclosed in one section of the notice in response to one provision of this Section 2.03 shall not be deemed responsive to any other provision of this Section 2.03 unless it is expressly cross-referenced to such other provision and it is clearly apparent how the information included in one section of the notice is directly and expressly responsive to the information required to be included in another section of the notice pursuant to this Section 2.03. A notice shall not be deemed to be in compliance with this Section 2.03 if it attempts to include the required information by incorporating by reference into the body of the notice any other document, writing or part thereof, including, but not limited to, any documents publicly filed with the Securities and Exchange Commission not prepared solely in response to the requirements of this Section 2.03. For the avoidance of doubt, statements purporting to provide global cross-references that purport to provide that all information provided shall be deemed to be responsive to all requirements of this Section 2.03 shall be disregarded and shall not satisfy the requirements of this Section 2.03.

(I) A shareholder submitting a notice pursuant to this Section 2.03, by such shareholder’s delivery to the corporation, represents and warrants that all information contained therein (including any information submitted regarding any Nominating Person or candidate whom a Nominating Person proposes to nominate for election as a director), as of the deadline for submitting the notice, is true, accurate and complete in all respects and contains no false or misleading statements, and such shareholder acknowledges that such shareholder intends for the corporation and the board of directors to rely on such information as (1) being true, accurate and complete in all respects and (2) not containing any false or misleading statements. If the information submitted pursuant to this Section 2.03 by any shareholder proposing a nomination for election to the board of directors to be brought before an annual meeting of shareholders shall not be true, correct and complete in all respects prior to the deadline for submitting the notice, such information may be deemed not to have been provided in accordance with this Section 2.03.

(J) The presiding officer of any meeting of shareholders may, if the facts warrant, determine that a nomination was not made in accordance with this Section 2.03, and if the presiding officer should so determine, the presiding officer shall so declare to the meeting of shareholders, the defective nomination shall be disregarded, and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(K) Notwithstanding the foregoing provisions of this Section 2.03, a shareholder must also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.03 (including Rule 14a-19 under the Exchange Act (or any successor rule)). A shareholder is not entitled to have such shareholder’s nominees included in the corporation’s proxy materials solely as a result of such shareholder’s compliance with the foregoing provisions of this Section 2.03, except if such nominees are also submitted in accordance and in compliance with Rule 14a-19 under the Exchange Act (or any successor rule) and other applicable requirements of state and federal law. If a shareholder does not attend the meeting of shareholders to present such shareholder’s nomination, such nomination will be disregarded (notwithstanding that proxies in respect of such nomination may have been solicited, obtained or delivered).

Section 2.04. Removal. ~~A director or directors~~ All the directors, all the directors of a particular class, or any individual director may be removed from office, ~~with or~~ without assigning any cause, ~~only~~ by the vote of the holders of ~~shares entitling them to exercise not less than a~~ majority of the voting power entitling them ~~of the corporation~~ to elect directors in place of those to be removed~~,~~; ~~provided that unless all the directors, or all the directors of a particular class (if the directors of the corporation are divided into classes), are removed, no individual director shall be removed in case the votes of a sufficient number of shares are cast against his removal that, if cumulatively voted at an election of all directors, or all directors of a particular class, as the case may be, would be sufficient to elect at least one director.~~ except that if the corporation is an issuing public corporation as that term is defined in Section 1701.01 of the

Ohio Revised Code (or any successor or replacement statute) and the directors of the corporation are classified pursuant to Section 1701.57 of the Ohio Revised Code (or any successor or replacement statute), the shareholders may effect that removal only for cause. In case of any such removal, a new director may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director removed shall be deemed to create a vacancy in the board of directors of the corporation. [Amended April 25, 2022 by Shareholders.]

Section 2.05. Vacancies. The remaining directors, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any vacancy in the board for the unexpired term. A vacancy in the board exists within the meaning of this Section 2.05 in case the shareholders increase the authorized number of directors but fail at the meeting at which such increase is authorized, or an adjournment thereof, to elect the additional directors provided for, or in case the shareholders fail at any time to elect the whole authorized number of directors.

Section 2.06. Meetings. A meeting of the directors shall be held immediately following the adjournment of each annual meeting of shareholders at which directors are elected, and notice of such meeting need not be given. The directors shall hold such other meetings as may from time to time be called, and such other meetings of directors may be called only by the chairman of the board, the president, or any two directors. All meetings of directors shall be held at the principal office of the corporation in Newark, Ohio or at such other place within or without the State of Ohio, as the directors may from time to time determine by a resolution. Meetings of the directors may be held through any communications equipment if all persons participating can hear each other and participation in a meeting pursuant to this provision shall constitute presence at such meeting.

Section 2.07. Notice of Meetings. Notice of the time and place of each meeting of directors for which such notice is required by law, the Articles, the Regulations or the By-Laws shall be given to each of the directors by at least one of the following methods:

(A) In a writing mailed not less than three days before such meeting and addressed to the residence or usual place of business of a director, as such address appears on the records of the corporation; or

(B) By telegraph, cable, radio, wireless, or a writing sent or delivered to the residence or usual place of business of a director as the same appears on the records of the corporation, not later than the day before the date on which such meeting is to be held; or

(C) Personally or by telephone not later than the day before the date on which such meeting is to be held.

Notice given to a director by any one of the methods specified in the Regulations shall be sufficient, and the method of giving notice to all directors need not be uniform. Notice of any meeting of directors may be given only by the chairman of the board, the president or the secretary of the corporation. Any such notice need not specify the purpose or purposes of the meeting. Notice of adjournment of a meeting of directors need not be given if the time and place to which it is adjourned are fixed and announced at such meeting.

Section 2.08. Waiver of Notice. Notice of any meeting of directors may be waived in writing, either before or after the holding of such meeting, by any director, which writing shall be filed with or entered upon the records of the meeting. The attendance of any director at any meeting of directors without protesting, prior to or at the commencement of the meeting, the lack of proper notice, shall be deemed to be a waiver by him of notice of such meeting.

Section 2.09. Quorum. A majority of the directors then in office shall be necessary to constitute a quorum for a meeting of directors. The act of a majority of the directors present at a meeting at which a quorum is present is the act of the board, except as otherwise provided by law, the Articles or the Regulations.

Section 2.10. Executive Committee. The directors may create an executive committee or any other committee of directors, to consist of not less than three directors, and may authorize the delegation to such executive committee or other committees of any of the authority of the directors, however conferred, other than that of filling vacancies among the directors or in the executive committee or in any other committee of the directors.

Such executive committee or any other committee of directors shall serve at the pleasure of the directors, shall act only in the intervals between meetings of the directors, and shall be subject to the control and direction of the directors. Such executive committee or other committee of directors may act by a majority of its members at a meeting or by a writing or writings signed by all of its members.

Any act or authorization of any act by the executive committee or any other committee within the authority delegated to it shall be as effective for all purposes as the act or authorization of the directors. No notice of a meeting of the executive committee or of any other committee of directors shall be required. A meeting of the executive committee or of any other committee of directors may be called only by the president or by a member of such executive or other committee of directors. Meetings of the executive committee or of any other committee of directors may be held through any communications equipment if all persons participating can hear each other and participation in such a meeting shall constitute presence thereat.

Section 2.11. Compensation. Directors shall be entitled to receive as compensation for services rendered and expenses incurred as directors, such amounts as the directors may determine.

Section 2.12. By-Laws. The directors may adopt, and amend from time to time, By-Laws for their own government, which By-Laws shall not be inconsistent with the law, the Articles or the Regulations.

ARTICLE THREE

OFFICERS

Section 3.01. Officers. The officers of the corporation to be elected by the directors shall be a president, a secretary, a treasurer, and, if desired, one or more vice presidents and such other officers and assistant officers as the directors may from time to time elect. The directors shall elect a chairman of the board, who must be a director. Officers need not be shareholders of the corporation, and may be paid such compensation as the board of directors may determine. Any two or more offices may be held by the same person, but no officer shall execute, acknowledge, or verify any instrument in more than one capacity if such instrument is required by law, the Articles, the Regulations or the By-Laws to be executed, acknowledged, or verified by two or more officers.

Section 3.02. Tenure of Office. The officers of the corporation shall hold office at the pleasure of the directors. Any officer of the corporation may be removed, either with or without cause, at any time, by the affirmative vote of a majority of all the directors then in office; such removal, however, shall be without prejudice to the contract rights, if any, of the person so removed.

Section 3.03. Chief Executive Officer. The chief executive officer of the corporation, who shall be a member of the board of directors and shall also be either the chairman of the board or the president (or if the chairman of the board and the president shall be absent or unable to act, a vice president), shall be such officer who from time to time is so designated by the directors. The chief executive officer shall have general and active management of the business of the corporation and shall see that all orders and regulations of the directors are carried into effect. The chief executive officer shall perform all duties incident to the office of chief executive officer and shall have and may exercise such other powers and duties as from time to time may be conferred upon or assigned to him by the directors.

Section 3.04. Chairman of the Board. The directors shall appoint one of the directors to be chairman of the board to serve at the pleasure of the directors. Such person shall preside at all meetings of the directors and at all meetings of the shareholders. He shall have and may exercise such other powers and duties as from time to time may be conferred upon or assigned to him by the directors.

Section 3.05. President. The directors shall appoint one of the directors to be president of the corporation. In the absence of the chairman of the board, he shall preside at any meeting of the directors and at any meeting of the shareholders. The president shall have and may exercise such other powers and duties as from time to time may be conferred upon or assigned to him by the directors.

Section 3.06. Vice Presidents. The directors may appoint one or more vice presidents, one or more executive vice presidents and one or more senior vice presidents. Each officer shall have and may exercise such powers and duties as from time to time may be conferred upon or assigned to him by the directors.

Section 3.07. Secretary. The directors shall appoint and designate an officer who shall be secretary of the corporation and shall keep minutes of all proceedings of the shareholders and the directors and make a proper record of the same. The secretary shall attend to the giving of all notices required by law, the Articles or the Regulations to be given; shall be custodian of the records, documents and papers of the corporation; shall provide for the keeping of proper records of all transactions of the corporation; shall have and may exercise any and all powers and duties pertaining to the office of secretary as may be required by law, the Articles or the Regulations; and upon the expiration of his term of office, shall deliver all records, documents, papers and property of the corporation in his possession or custody to his successor or the chief executive officer. The secretary shall have and may exercise such other powers and duties as from time to time may be conferred upon or assigned to him by the directors.

Section 3.08. Treasurer. The directors shall appoint a treasurer who shall receive and safely keep in charge all money, bills, notes, choses in action, securities and similar property belonging to the corporation, and shall do with or disburse the same as directed by the chief executive officer or the directors; shall keep an accurate account of the finances and business of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, stated capital and shares, together with such other accounts as may be required and hold the same open for inspection and examination by the directors; shall give bond in such sum with such security as the directors may require for the faithful performance of his duties; shall, upon the expiration of his term of office, deliver all money and other property of the corporation in his possession or custody to his successor or the chief executive officer; and shall have and may exercise such other powers and duties as from time to time may be conferred upon or assigned to him by the directors.

ARTICLE FOUR

SHARES

Section 4.01. Certificates. Certificates evidencing ownership of shares of the corporation shall be issued to those entitled to them. Each certificate evidencing shares of the corporation shall bear a distinguishing number; the signatures of the chairman of the board, the president, or a vice president, and of the secretary, an assistant secretary, the treasurer or an assistant treasurer (except that when any such certificate is countersigned by an incorporated transfer agent or registrar, such signatures may be facsimile, engraved, stamped or printed); and such recitals as may be required by law. Certificates evidencing shares of the corporation shall be of such tenor and design as the directors may from time to time adopt and may bear such recitals as are permitted by law.

Section 4.02. Transfers. Shares of the corporation shall be transferable in the manner prescribed by law and these Regulations. Transfers of shares shall be made on the share transfer books of the corporation only by the person named in the certificate or by attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be cancelled when a new certificate shall be issued.

Section 4.03. Transfer Agents and Registrars. The directors may appoint one or more agents to transfer or to register shares of the corporation, or both.

Section 4.04. Lost, Wrongfully Taken or Destroyed Certificates. Except as otherwise provided by law, where the owner of a certificate evidencing shares of the corporation claims that such certificate has been lost, destroyed or wrongfully taken, the directors must cause the corporation to issue a new certificate in place of the original certificate if the owner:

(1) So requests before the corporation has notice that such original certificate has been acquired by a bona fide purchaser; and

(2) Files with the corporation, unless waived by the directors, an indemnity bond, with surety or sureties satisfactory to the corporation, in such sums as the directors may, in their discretion, deem reasonably sufficient as indemnity against any loss or liability that the corporation may incur by reason of the issuance of each such new certificate; and

(3) Satisfies any other reasonable requirements which may be imposed by the directors, in their discretion.

ARTICLE FIVE

INDEMNIFICATION AND INSURANCE

Section 5.01. Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

Section 5.02. Court-Approved Indemnification. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

(A) the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Licking County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

(B) the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

Section 5.03. Indemnification for Expenses. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) actually and reasonably incurred by him in connection therewith.

Section 5.04 Determination Required. Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Licking County, Ohio or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time [including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04]; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten (l0) days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Licking County, Ohio or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

Section 5.05. Advances for Expenses. Expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) incurred in defending any action, suit or proceeding referred to in Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

(A) if it shall ultimately be determined as provided in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or

(B) if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Licking County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

Section 5.06. Article FIVE Not Exclusive. The indemnification provided by this Article FIVE shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 5.07. Insurance. The corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article FIVE. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

Section 5.08. Certain Definitions. For purposes of this Article FIVE, and as examples and not by way of limitation:

(A) A person claiming indemnification under this Article FIVE shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

(B) References to an "other enterprise" shall include employee benefit plans; references to a "fine" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" within the meaning of that term as used in this Article FIVE.

Section 5.09. Venue. Any action, suit or proceeding to determine a claim for indemnification under this Article FIVE may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Licking County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Licking County, Ohio in any such action, suit or proceeding.

Section 5.10. Laws and Regulations. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, any indemnification or insurance provided for under this Article Five shall be subject to the limitations of and conditioned upon compliance with the provisions of applicable state and federal laws and regulations, including, without limitation: (A) the provisions of the Ohio Revised Code governing indemnification by an Ohio corporation of, and insurance maintained by an Ohio corporation on behalf of, its officers, directors or employees; and (B) the provisions of 12 U.S.C. § 1828(k) and Part 359 of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”) (12 C.F.R. Part 359), which provisions contain certain prohibitions and limitations on the making of certain indemnification payments and the maintenance of certain insurance coverage by FDIC-insured depository institutions and their holding companies. [Added upon Approval by Shareholders on April 21, 2008.]

ARTICLE SIX

MISCELLANEOUS

Section 6.01. Amendments. The Regulations may be amended, from time to time, or new regulations may be adopted, by the shareholders of the corporation at a meeting of shareholders held for such purpose, ~~only~~ by the affirmative vote of the holders of shares entitling them to exercise not less than two-thirds of the voting power of the corporation on such proposal, or without a meeting by the written consent of the holders of shares entitling them to exercise not less than two-thirds of the voting power of the corporation on such proposal. The Regulations may also be amended, from time to time, by the directors of the corporation to the extent permitted by the Ohio General Corporation Law. [Amended April 24, 2023 by Shareholders.]

Section 6.02. Action by Shareholders or Directors Without a Meeting. Anything contained in the Regulations to the contrary notwithstanding, except as provided in Section 6.01, any action which may be authorized or taken at a meeting of the shareholders or of the directors or of a committee of the directors, as the case may be, may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by, all the shareholders who would be entitled to notice of a meeting of the shareholders held for such purpose, or all the directors, or all the members of such committee of the directors, respectively, which writings shall be filed with or entered upon the records of the corporation.

Section 6.03. Section 1701.831 of the Ohio Revised Code Not Applicable. Section 1701.831 of the Ohio Revised Code does not apply to control share acquisitions of shares of the corporation.

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